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                                                                  Exhibit 11.1
                         ULTRAK, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE INCOME
            FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (Unaudited)



Computation of Income per Share-Primary:                  Three Months      Nine Months
----------------------------------------                  ------------      -----------

Net income ............................................   $  2,329,884       5,134,915

Less: Dividend requirements on preferred
    stock .............................................        (29,302)        (87,908)
                                                          ------------    ------------

Net income allocable to common stockholders ...........   $  2,300,582       5,047,007
                                                          ============    ============
Weighted average number of common shares
    outstanding during the period .....................     10,341,578       8,640,868

Net effect of dilutive stock options and
warrants based on the treasury method using
average market price ..................................        595,008         490,503

                                                          ------------    ------------
Shares used for computation ...........................     10,926,586       9,131,371
                                                          ============    ============

Income per share-primary
                                                          $        .21    $        .55
                                                          ============    ============
Computation of Income per Share-Assuming Full Dilution:

Net income ............................................   $  2,329,884       5,134,915

Less: Dividend requirements on preferred stock ........           --              --
                                                          ------------    ------------
Net income allocable to common stockholders ...........   $  2,329,884       5,134,915
                                                          ============    ============
Weighted average number of common shares
    outstanding during the period .....................     10,341,578       8,640,868

Net effect of dilutive stock options and
warrants based on the treasury method using
the greater of average or ending price ................        627,416         543,292

Net effect of preferred stock conversion ..............        406,981         406,981

                                                          ------------    ------------
Shares used for computation ...........................     11,365,974       9,591,141
                                                          ============    ============
Income per share-assuming full dilution ...............   $        .20    $        .54
                                                          ============    ============




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